Exhibit No. 11.1
                     Commerce Bancorp, Inc. and Subsidiaries
                       Computation of Net Income Per Share
                (dollars in thousands, except per share amounts)
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                                                      Three Months Ended        Six Months Ended
                                                            June 30,                 June 30,
Primary Net Income Per Share                            1996        1995        1996        1995
Adjustment of income:
     Net income                                      $ 6,596     $ 5,816     $12,857     $11,059
     Preferred stock dividends                           140         140         281         281
                                                     -------     -------     -------     -------
     Adjusted net income applicable to
     common stock                                    $ 6,456     $ 5,676     $12,576     $10,778
                                                     =======     =======     =======     =======


Average shares of common stock and
   equivalents outstanding:
     Average common shares outstanding                11,346      11,129      11,315      10,682
     Common stock equivalents - dilutive options         421         263         407         258
                                                     -------     -------     -------     -------
     Average shares of common stock and
      equivalents outstanding                         11,767      11,392      11,722      10,940
                                                     =======     =======     =======     =======


Net income per share of common stock                 $  0.55     $  0.50     $  1.07     $  0.99
                                                     =======     =======     =======     =======


Fully Diluted Net Income Per Share
Net income applicable to common stock
   on a fully diluted basis                          $ 6,596     $ 5,816     $12,857     $11,059
Less:  additional ESOP contribution
   under the if-converted method                          25          33          51          66
                                                     -------     -------     -------     -------
Adjusted net income applicable to
   common stock on a fully diluted basis             $ 6,571     $ 5,783     $12,806     $10,993
                                                     =======     =======     =======     =======


Average number of shares outstanding on
   a fully diluted basis:
     Average common shares outstanding                11,346      11,129      11,315      10,682
     Additional shares considered in fully
     diluted computation assuming:
        Exercise of stock options                        454         320         462         324
        Conversion of preferred stock                    587         587         587         587
                                                     -------     -------     -------     -------
Average number of shares outstanding
   on a fully diluted basis                           12,387      12,036      12,364      11,593
                                                     =======     =======     =======     =======


Fully diluted net income per share of
   common stock                                      $  0.53     $  0.48     $  1.04     $  0.95
                                                     =======     =======     =======     =======
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